Exhibit 99.1

Accenture Reports Fourth-Quarter and Full-Year Fiscal 2009 Results

— Revenues are $5.15 billion for fourth quarter and $21.58 billion for full year —

— Company delivers record annual free cash flow of $2.92 billion —

— Annual new bookings are $23.90 billion —

— Company increases annual cash dividend by 50%, to $0.75 per share —

NEW YORK; Oct. 1, 2009 — Accenture (NYSE: ACN) reported financial results for the fourth quarter and full 2009 fiscal year, ended Aug. 31, including fourth-quarter net revenues in line with the company’s previously guided range. As previously announced on Aug. 20, the company recorded a restructuring charge in the fourth quarter, of $253 million, which reduced earnings per share, operating income and operating margin for both the quarter and full year. The restructuring charge was related to the realignment of the company’s workforce, primarily at the senior-executive level, and to global real-estate consolidation.

For the fourth quarter, revenues before reimbursements (“net revenues”) were $5.15 billion, a decrease of 14 percent in U.S. dollars and 7 percent in local currency. Diluted earnings per share for the quarter were $0.39, compared with $0.67 in the same period last year, and reflect a negative $0.24 impact from the restructuring charge. New bookings for the quarter were $5.54 billion. Operating income for the quarter was $420 million, and operating margin was 8.2 percent. Absent the restructuring charge, operating income for the quarter was $672 million and operating margin was 13.1 percent.

For the full fiscal year, net revenues were $21.58 billion, a decrease of 8 percent in U.S. dollars and flat in local currency, in line with the company’s previously guided range. Diluted earnings per share for the full year were $2.44, compared with $2.65 in fiscal 2008, and reflect a negative $0.24 impact from the restructuring charge. New bookings for the full year were $23.90 billion. Operating income for the full year was $2.64 billion, and operating margin was 12.3 percent. Absent the restructuring charge, annual operating income was $2.90 billion and annual operating margin was 13.4 percent.

Accenture also announced several actions as part of its long-term commitment to return cash to shareholders. Its Board of Directors has declared an annual cash dividend of $0.75 per share, an increase of $0.25 per share, or 50 percent, over its previous annual dividend, and has approved moving from an annual to a semi-annual schedule for the payment of dividends starting in the third quarter of fiscal 2010. The Board has also approved $4.0 billion in additional share repurchase authority.

William D. Green, Accenture’s chairman & CEO, said, “Our fourth-quarter and full-year results clearly show that we continued managing our business well in challenging economic conditions. We delivered on revenue, we generated exceptional cash flow, we are pleased with our operating-margin expansion for the year, and our balance sheet remains rock-solid. We continue to return cash to shareholders through a 50 percent increase in our annual cash dividend, declared today, and through the repurchase of $1.9 billion of our shares during the year.

“We remain focused on operational discipline and superior execution to ensure that we continue to deliver value to our clients and shareholders. Importantly, this has allowed us to take proactive steps — including refreshing our core business and investing in new high-growth areas — that have positioned us very well for the upturn.”

Financial Review — Fourth Quarter Fiscal 2009

Net revenues for the fourth quarter of fiscal 2009 were $5.15 billion, compared with $6.00 billion for the fourth quarter of fiscal 2008, a decrease of 14 percent in U.S. dollars and 7 percent in local currency. Net revenues for the fourth quarter of fiscal 2009 reflect a foreign-exchange impact of negative 7 percent compared with the fourth quarter of fiscal 2008.

¡	Consulting net revenues were $2.91 billion, a decrease of 19 percent in U.S. dollars and 12 percent in local currency from the fourth quarter of fiscal 2008.

¡	Outsourcing net revenues were $2.23 billion, a decrease of 7 percent in U.S. dollars and an increase of 1 percent in local currency compared with the fourth quarter of fiscal 2008.

Diluted EPS for the fourth quarter were $0.39, compared with $0.67 in the fourth quarter of fiscal 2008, a decrease of $0.28. The restructuring charge had a negative $0.24 impact on EPS for the fourth quarter of fiscal 2009. Absent the restructuring charge, EPS for the fourth quarter of fiscal 2009 were $0.63, a decrease of $0.04 from the fourth quarter of fiscal 2008, broken down as:

¡	a $0.02 increase from a lower share count; and
¡	a $0.02 increase from a lower effective income tax rate compared with the rate in the fourth quarter of fiscal 2008;

offset by:

¡	a $0.01 decrease from lower revenue and operating income in local currency;
¡	a $0.02 decrease from lower interest income; and
¡	a $0.05 decrease from unfavorable foreign-exchange rates compared with the fourth quarter of fiscal 2008.

Operating income for the fourth quarter was $420 million, or 8.2 percent of net revenues, compared with $785 million, or 13.1 percent of net revenues, for the fourth quarter of fiscal 2008. Excluding the restructuring charge, operating income for the fourth quarter of fiscal 2009 was $672 million, or 13.1 percent of net revenues.

Gross margin (gross profit as a percentage of net revenues) was 32.3 percent, compared with 31.7 percent for the fourth quarter of fiscal 2008, an expansion of 60 basis points. The increase was driven primarily by improved outsourcing contract margins.

Selling, general and administrative (SG&A) expenses for the fourth quarter were $985 million, or 19.1 percent of net revenues, compared with $1.12 billion, or 18.6 percent of net revenues, for the fourth quarter of fiscal 2008. The increase in SG&A as a percentage of net revenues was primarily due to higher selling costs as a percentage of net revenues.

The company’s effective tax rate for the fourth quarter was 27.6 percent, compared with 31.8 percent for the fourth quarter of fiscal 2008. The lower rate compared with the fourth quarter of fiscal 2008 was primarily a result of final determinations of prior-year tax liabilities recorded in the fourth quarter of fiscal 2009.

Income before minority interest for the fourth quarter was $306 million, compared with $550 million for the same period of fiscal 2008, and reflects the $253 million impact of the restructuring charge.

Operating cash flow for the fourth quarter was $1.05 billion, and property and equipment additions were $75 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $971 million, an increase of $27 million over the fourth quarter of fiscal 2008. For the same period of fiscal 2008, operating cash flow was $1.03 billion, property and equipment additions were $87 million, and free cash flow was $944 million.

Days services outstanding, or DSOs, were 28 at Aug. 31, 2009, compared with 37 at Aug. 31, 2008.

Accenture’s total cash balance at Aug. 31, 2009 was $4.54 billion, compared with $3.60 billion at Aug. 31, 2008 and $4.00 billion at May 31, 2009.

Utilization for the fourth quarter of fiscal 2009 was 86 percent, compared with 84 percent in the fourth quarter the prior year. Attrition was 10 percent, compared with 15 percent in the same period of fiscal 2008.

New Bookings

New bookings for the fourth quarter were $5.54 billion. This reflects a negative 6 percent foreign-currency impact compared with the fourth quarter of fiscal 2008.

¡	Consulting new bookings were $2.87 billion, or 52 percent of fourth-quarter bookings.

¡	Outsourcing new bookings were $2.68 billion, or 48 percent of fourth-quarter bookings.

Net Revenues by Operating Group

Accenture’s business continues to be affected by global economic conditions. All of the company’s operating groups with the exception of Public Service experienced a decline in consulting revenues in local currency compared with the fourth quarter last year. The company’s Products, Public Service and Resources operating groups grew outsourcing revenues in local currency compared with the fourth quarter last year.

Net revenues by operating group for the fourth quarter were as follows:

¡

Communications & High Tech: $1,118 million, compared with $1,411 million for the fourth quarter of fiscal 2008, a decrease of 21 percent in U.S. dollars and 15 percent in local currency. Consulting revenues declined 26 percent in local currency and outsourcing revenues declined 2 percent in local currency.

¡

Financial Services: $1,017 million, compared with $1,249 million for the fourth quarter of fiscal 2008, a decrease of 19 percent in U.S. dollars and 10 percent in local currency. Consulting revenues declined 12 percent in local currency and outsourcing revenues declined 8 percent in local currency.

¡

Products: $1,286 million, compared with $1,546 million for the year-ago period, a decrease of 17 percent in U.S. dollars and 10 percent in local currency. Consulting revenues declined 22 percent in local currency and outsourcing revenues increased 9 percent in local currency.

¡

Public Service: $776 million, compared with $731 million for the year-ago period, an increase of 6 percent in U.S. dollars and 12 percent in local currency. Consulting revenues increased 19 percent in local currency and outsourcing revenues increased 2 percent in local currency.

¡

Resources: $943 million, compared with $1,051 million for the same period of fiscal 2008, a decrease of 10 percent in U.S. dollars and 2 percent in local currency. Consulting revenues declined 5 percent in local currency and outsourcing revenues increased 5 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region in the fourth quarter of fiscal 2009 were as follows:

¡	Americas: $2,264 million, compared with $2,556 million for the fourth quarter of fiscal 2008, a decrease of 11 percent in U.S. dollars and 9 percent in local currency.

¡	Europe, Middle East and Africa (EMEA): $2,274 million, compared with $2,840 million for the fourth quarter of fiscal 2008, a decrease of 20 percent in U.S. dollars and 8 percent in local currency.

¡	Asia Pacific: $608 million, compared with $603 million for the year-ago period, an increase of 1 percent in U.S. dollars and 4 percent in local currency.

Financial Review — Full Year Fiscal 2009

Net revenues for fiscal 2009 were $21.58 billion, compared with $23.39 billion for fiscal 2008, a decrease of 8 percent in U.S. dollars and flat in local currency. Net revenues for fiscal 2009 reflect a foreign-exchange impact of negative 8 percent compared with fiscal 2008.

¡	Consulting net revenues were $12.56 billion, a decrease of 11 percent in U.S. dollars and 4 percent in local currency from fiscal 2008.

¡	Outsourcing net revenues were $9.02 billion, a decrease of 3 percent in U.S. dollars and an increase of 6 percent in local currency compared with fiscal 2008.

Diluted EPS for the full fiscal year were $2.44, compared with $2.65 for fiscal 2008, a decrease of $0.21. The restructuring charge in the fourth quarter had a negative $0.24 impact on EPS for fiscal 2009. Absent the restructuring charge, EPS for fiscal 2009 were $2.68, an increase of $0.03 over fiscal 2008, broken down as:

¡	an $0.11 increase from higher operating income in local currency;
¡	an $0.11 increase from a lower share count; and
¡	a $0.06 increase from a lower effective income tax rate compared with the rate in fiscal 2008;

offset by:

¡	a $0.05 decrease from lower interest income; and
¡	a $0.20 decrease from unfavorable foreign-exchange rates compared with fiscal 2008.

Operating income for the full fiscal year was $2.64 billion, or 12.3 percent of net revenues, compared with $3.01 billion, or 12.9 percent of net revenues, for fiscal 2008. Excluding the restructuring charge, operating income for fiscal 2009 was $2.90 billion, or 13.4 percent of net revenues, representing operating-margin expansion of 50 basis points over fiscal 2008.

Gross margin (gross profit as a percentage of net revenues) for the full fiscal year was 31.7 percent, compared with 30.7 percent for fiscal 2008, an expansion of 100 basis points, due primarily to improved outsourcing contract margins.

Selling, general and administrative (SG&A) expenses for the full fiscal year were $3.95 billion, or 18.3 percent of net revenues, compared with $4.15 billion, or 17.7 percent of net revenues, for fiscal 2008. The increase in SG&A as a percentage of net revenues was due to the provision for bad debt in the first quarter of fiscal 2009 as a reserve for collection risks and to higher selling costs as a percentage of net revenues.

Accenture’s annual effective tax rate for the full fiscal year was 27.6 percent, compared with 29.3 percent for fiscal 2008, and in line with the company’s previously guided range of 27 percent to 29 percent.

Income before minority interest for the full fiscal year was $1.94 billion, compared with $2.20 billion for fiscal 2008, and reflects the $253 million impact of the restructuring charge.

For the year ended Aug. 31, 2009, operating cash flow was $3.16 billion and property and equipment additions were $243 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $2.92 billion, exceeding the company’s previously guided range of $2.4 billion to $2.6 billion. For the prior fiscal year, ended Aug. 31, 2008, operating cash flow was $2.80 billion, property and equipment additions were $320 million, and free cash flow was $2.48 billion.

Utilization for the full fiscal year 2009 was 84 percent, consistent with fiscal 2008. Attrition for the full year was 10 percent, compared with 16 percent for fiscal 2008.

New Bookings

New bookings for the full fiscal year were $23.90 billion, a decrease of 11 percent in U.S. dollars and 3 percent in local currency from fiscal 2008. New bookings for fiscal 2009 reflect a negative 8 percent foreign-currency impact compared with fiscal 2008.

¡

Consulting new bookings were $12.78 billion, a decrease of 14 percent in U.S. dollars and 6 percent in local currency from fiscal 2008. Consulting represented 53 percent of new bookings in fiscal 2009.

¡

Outsourcing new bookings were $11.12 billion, a decrease of 7 percent in U.S. dollars and an increase of 1 percent in local currency compared with fiscal 2008. Outsourcing represented 47 percent of new bookings in fiscal 2009.

Net Revenues by Operating Group

Accenture’s business continues to be affected by global economic conditions. The company’s Public Service and Resources operating groups grew consulting revenues in local currency in fiscal 2009 compared with fiscal 2008, while the other three operating groups experienced a decline in consulting revenues. All of the company’s operating groups grew outsourcing revenues in local currency in fiscal 2009 compared with fiscal 2008.

Net revenues by operating group for the full fiscal year were as follows:

¡

Communications & High Tech: $4,831 million, compared with $5,450 million for fiscal 2008, a decrease of 11 percent in U.S. dollars and 4 percent in local currency. Consulting revenues declined 11 percent in local currency and outsourcing revenues increased 4 percent in local currency.

¡

Financial Services: $4,323 million, compared with $5,005 million for fiscal 2008, a decrease of 14 percent in U.S. dollars and 6 percent in local currency. Consulting revenues declined 11 percent in local currency and outsourcing revenues increased 2 percent in local currency.

¡

Products: $5,530 million, compared with $6,069 million for fiscal 2008, a decrease of 9 percent in U.S. dollars and 1 percent in local currency. Consulting revenues declined 8 percent in local currency and outsourcing revenues increased 10 percent in local currency.

¡

Public Service: $2,984 million, compared with $2,871 million for fiscal 2008, an increase of 4 percent in U.S. dollars and 11 percent in local currency. Consulting revenues increased 16 percent in local currency and outsourcing revenues increased 3 percent in local currency.

¡

Resources: $3,880 million, compared with $3,963 million for fiscal 2008, a decrease of 2 percent in U.S. dollars and an increase of 8 percent in local currency. Consulting revenues increased 7 percent in local currency and outsourcing revenues increased 8 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the full fiscal year were as follows:

¡	Americas: $9,403 million, compared with $9,726 million for fiscal 2008, a decrease of 3 percent in U.S. dollars and flat in local currency.

¡	Europe, Middle East and Africa (EMEA): $9,904 million, compared with $11,546 million for fiscal 2008, a decrease of 14 percent in U.S. dollars and 2 percent in local currency.

¡	Asia Pacific: $2,270 million, compared with $2,115 million for fiscal 2008, an increase of 7 percent in U.S. dollars and 12 percent in local currency.

Dividend

Accenture plc* has declared a cash dividend of $0.75 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on Oct. 16, 2009, and Accenture SCA will declare a cash dividend of $0.75 per share on Accenture SCA Class I common shares for shareholders of record at the close of business on Oct. 13, 2009. These dividends, both payable on Nov. 16, 2009, represent an increase of $0.25, or 50 percent, over the $0.50 per share dividend the company paid on both classes of shares last year.

Additionally, while the company has historically declared and paid dividends on an annual basis, the Board of Directors has approved a move to declare and pay cash dividends on a semi-annual basis beginning in the third quarter of fiscal 2010.

* On Sept. 1, 2009, Accenture plc replaced Accenture Ltd as Accenture’s parent company.

Share Repurchase Activity

During the fourth quarter of fiscal 2009, Accenture repurchased or redeemed 15.3 million shares for a total of $525 million, including $27 million for 0.8 million shares repurchased on the open market. During the full fiscal year 2009, Accenture repurchased or redeemed 58.0 million shares for a total of $1.9 billion, including $571 million for 18.9 million shares repurchased in the open market.

The company’s Board of Directors has approved $4.0 billion in additional share repurchase authority, bringing Accenture’s total outstanding authority to approximately $4.9 billion.

At Aug. 31, 2009, Accenture had approximately 731 million total shares outstanding, including 623 million Accenture Ltd Class A common shares and minority holdings of 108 million shares (Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares).

Business Outlook

First Quarter Fiscal 2010

Accenture expects net revenues for the first quarter of fiscal 2010 to be in the range of $5.3 billion to $5.5 billion, which assumes a foreign-exchange impact of 0 percent compared with the first quarter of fiscal 2009.

Fiscal Year 2010

For the full fiscal year 2010, Accenture expects net revenue growth to be in the range of negative 3 percent to positive 1 percent in local currency. The company expects diluted EPS for the full fiscal year to be in the range of $2.64 to $2.72. Accenture expects operating margin for the full fiscal year to be 13.4 percent.

The company expects operating cash flow to be $2.39 billion to $2.59 billion; property and equipment additions to be $290 million; and free cash flow to be in the range of $2.1 billion to $2.3 billion. The annual effective tax rate is expected to be in the range of 30 percent to 32 percent.

Accenture is targeting new bookings for fiscal 2010 in the range of $23 billion to $26 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its fourth-quarter and full-year 2009 financial results. To participate, please dial +1 (800) 230-1092 [+1 (612) 234-9959 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Thursday, Oct. 1, and continuing until Thursday, Dec. 17. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 115041 from 7:00 p.m. EDT Thursday, Oct. 1 through 11:59 p.m. EDT Thursday, Dec. 17.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With approximately 177,000 people serving clients in more than 120 countries, the company generated net revenues of US$21.58 billion for the fiscal year ended Aug. 31, 2009. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our business could be negatively affected by legal liability that results from our providing solutions or services; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size of our company; legislative or regulatory action could materially and adversely affect us; we may be subject to criticism and negative publicity related to our change in place of incorporation; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K, our quarterly report on Form 10-Q for the period ended May 31, 2009, and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	For the Three Months Ended August 31,				For the Year Ended August 31,
	2009	% of Net Revenues	2008	% of Net Revenues	2009	% of Net Revenues	2008	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$5,145,936	100%	$5,999,516	100%	$21,576,850	100%	$23,386,802	100%
Reimbursements	359,513		561,529		1,594,118		1,927,024

Revenues	5,505,449		6,561,045		23,170,968		25,313,826

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,485,582	67.7%	4,094,739	68.3%	14,735,736	68.3%	16,201,217	69.3%
Reimbursable expenses	359,513		561,529		1,594,118		1,927,024

Cost of services	3,845,095		4,656,268		16,329,854		18,128,241
Sales and marketing	552,165	10.7%	605,506	10.1%	2,159,462	10.0%	2,270,789	9.7%
General and administrative costs	432,602	8.4%	509,916	8.5%	1,788,514	8.3%	1,880,342	8.0%
Restructuring cost	252,566	4.9%	—	0.0%	252,566	1.1%	—	0.0%
Reorganization cost (benefit)	3,435	0.0%	4,383	0.1%	(3,293)	0.0%	22,872	0.1%

Total operating expenses	5,085,863		5,776,073		20,527,103		22,302,244

OPERATING INCOME	419,586	8.2%	784,972	13.1%	2,643,865	12.3%	3,011,582	12.9%
Gain (loss) on investments, net	274		(36)		1,358		6,476
Interest income	7,922		28,975		49,922		114,621
Interest expense	(4,222)		(5,172)		(14,121)		(22,704)
Other expense, net	(1,078)		(1,865)		(3,288)		(2,213)

INCOME BEFORE INCOME TAXES	422,482	8.2%	806,874	13.4%	2,677,736	12.4%	3,107,762	13.3%
Provision for income taxes	116,506		256,611		739,590		910,574

INCOME BEFORE MINORITY INTEREST	305,976	5.9%	550,263	9.2%	1,938,146	9.0%	2,197,188	9.4%
Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(46,754)		(108,298)		(330,080)		(485,891)
Minority interest – other (1)	(4,530)		(7,145)		(18,103)		(19,546)

NET INCOME	$254,692	4.9%	$434,820	7.2%	$1,589,963	7.4%	$1,691,751	7.2%

CALCULATION OF EARNINGS PER SHARE:
Net income	$254,692		$434,820		$1,589,963		$1,691,751
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	46,754		108,298		330,080		485,891

Net income for diluted earnings per share calculation	$301,446		$543,118		$1,920,043		$2,177,642

EARNINGS PER SHARE:
- Basic	$0.41		$0.70		$2.55		$2.77
- Diluted	$0.39		$0.67		$2.44		$2.65

WEIGHTED AVERAGE SHARES:
- Basic	625,482,372		617,165,786		623,007,198		610,949,205
- Diluted (3)	778,879,260		810,836,126		785,374,271		823,207,238
Cash dividends per share	$—		$—		$0.50		$0.42

(1)	Minority interest – other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.
(3)	Diluted weighted average Accenture Ltd Class A common shares in fiscal 2008 have been restated to reflect the impact of an immaterial number of additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE LTD

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

	For the Three Months Ended August 31,		Percent (Decrease) Increase	Percent (Decrease) Increase Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,117,807	$1,410,804	(21)%	(15)%
Financial Services	1,017,167	1,248,904	(19)%	(10)%
Products	1,286,027	1,545,722	(17)%	(10)%
Public Service	776,318	730,935	6%	12%
Resources	942,517	1,051,135	(10)%	(2)%
Other	6,100	12,016	n/m	n/m

TOTAL Net Revenues	5,145,936	5,999,516	(14)%	(7)%
Reimbursements	359,513	561,529	(36)%

TOTAL REVENUES	$5,505,449	$6,561,045	(16)%

GEOGRAPHY
Americas	$2,264,130	$2,556,153	(11)%	(9)%
EMEA	2,274,084	2,840,194	(20)%	(8)%
Asia Pacific	607,722	603,169	1%	4%

TOTAL Net Revenues	$5,145,936	$5,999,516	(14)%	(7)%

TYPE OF WORK
Consulting	$2,913,735	$3,605,998	(19)%	(12)%
Outsourcing	2,232,201	2,393,518	(7)%	1%

TOTAL Net Revenues	$5,145,936	$5,999,516	(14)%	(7)%

	For the Year Ended August 31,		Percent (Decrease) Increase	Percent (Decrease) Increase Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$4,830,880	$5,449,737	(11)%	(4)%
Financial Services	4,322,896	5,005,039	(14)%	(6)%
Products	5,530,232	6,068,589	(9)%	(1)%
Public Service	2,984,304	2,870,765	4%	11%
Resources	3,879,711	3,963,477	(2)%	8%
Other	28,827	29,195	n/m	n/m

TOTAL Net Revenues	21,576,850	23,386,802	(8)%	0%
Reimbursements	1,594,118	1,927,024	(17)%

TOTAL REVENUES	$23,170,968	$25,313,826	(8)%

GEOGRAPHY
Americas	$9,403,420	$9,725,808	(3)%	0%
EMEA	9,903,536	11,545,904	(14)%	(2)%
Asia Pacific	2,269,894	2,115,090	7%	12%

TOTAL Net Revenues	$21,576,850	$23,386,802	(8)%	0%

TYPE OF WORK
Consulting	$12,555,652	$14,117,186	(11)%	(4)%
Outsourcing	9,021,198	9,269,616	(3)%	6%

TOTAL Net Revenues	$21,576,850	$23,386,802	(8)%	0%

n/m = not meaningful

ACCENTURE LTD

OPERATING INCOME BY OPERATING GROUP (OG)

For the Three Months Ended August 31,

(In thousands of U.S. dollars)

(Unaudited)

	Operating Income as Reported (GAAP)
	2009		2008
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$103,417	9%	$182,495	13%	$(79,078)
Financial Services	79,650	8%	148,554	12%	(68,904)
Products	51,850	4%	229,892	15%	(178,042)
Public Service	74,748	10%	70,888	10%	3,860
Resources	109,921	12%	153,143	15%	(43,222)

Total	$419,586	8.2%	$784,972	13.1%	$(365,386)

	FY09 Operating Income Excluding Restructuring Cost (Non-GAAP) compared to FY08 Operating Income as Reported (GAAP)
	2009			2008
OPERATING GROUPS	Restructuring Cost (1)	Operating Income Excluding Restructuring Cost	Operating Margin	Operating Income (as Reported)	Operating Margin	Increase (Decrease)
Communications & High Tech	$49,192	$152,609	14%	$182,495	13%	$(29,886)
Financial Services	53,155	132,805	13%	148,554	12%	(15,749)
Products	66,073	117,923	9%	229,892	15%	(111,969)
Public Services	37,836	112,584	15%	70,888	10%	41,696
Resources	46,310	156,231	17%	153,143	15%	3,088

Total	$252,566	$672,152	13.1%	$784,972	13.1%	$(112,820)

(1)	Represents restructuring costs related to reducing excess real estate capacity and to realign the workforce incurred during the fourth quarter of fiscal year 2009.

ACCENTURE LTD

OPERATING INCOME BY OPERATING GROUP (OG)

For the Year Ended August 31,

(In thousands of U.S. dollars)

(Unaudited)

	Operating Income as Reported (GAAP)
	2009		2008
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$607,903	13%	$656,785	12%	$(48,882)
Financial Services	467,441	11%	660,560	13%	(193,119)
Products	645,695	12%	863,893	14%	(218,198)
Public Service	364,734	12%	260,245	9%	104,489
Resources	558,092	14%	570,099	14%	(12,007)

Total	$2,643,865	12.3%	$3,011,582	12.9%	$(367,717)

	FY09 Operating Income Excluding Restructuring Cost (Non-GAAP) compared to FY08 Operating Income as Reported (GAAP)
	2009			2008
OPERATING GROUPS	Restructuring Cost (1)	Operating Income Excluding Restructuring Cost	Operating Margin	Operating Income (as Reported)	Operating Margin	Increase (Decrease)
Communications & High Tech	$49,192	$657,095	14%	$656,785	12%	$310
Financial Services	53,155	520,596	12%	660,560	13%	(139,964)
Products	66,073	711,768	13%	863,893	14%	(152,125)
Public Services	37,836	402,570	13%	260,245	9%	142,325
Resources	46,310	604,402	16%	570,099	14%	34,303

Total	$252,566	$2,896,431	13.4%	$3,011,582	12.9%	$(115,151)

(1)	Represents restructuring costs related to reducing excess real estate capacity and to realign the workforce incurred during the fourth quarter of fiscal year 2009.

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	August 31, 2009	August 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,541,662	$3,602,760
Short-term investments	7,904	20,282
Receivables from clients, net	2,251,341	2,996,815
Unbilled services, net	1,110,444	1,518,580
Other current assets	1,079,163	1,020,691

Total current assets	8,990,514	9,159,128

NON-CURRENT ASSETS:
Unbilled services, net	94,496	43,627
Investments	29,011	19,034
Property and equipment, net	701,144	800,164
Other non-current assets	2,440,569	2,376,572

Total non-current assets	3,265,220	3,239,397

TOTAL ASSETS	$12,255,734	$12,398,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$594	$6,570
Accounts payable	717,379	1,017,227
Deferred revenues	1,725,179	1,810,661
Accrued payroll and related benefits	2,423,883	2,809,196
Other accrued liabilities	1,284,346	1,204,224

Total current liabilities	6,151,381	6,847,878

NON-CURRENT LIABILITIES:
Long-term debt	361	1,708
Other non-current liabilities	2,630,208	2,356,264

Total non-current liabilities	2,630,569	2,357,972

MINORITY INTEREST	587,191	652,169

SHAREHOLDERS’ EQUITY	2,886,593	2,540,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,255,734	$12,398,525

ACCENTURE LTD

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2009	2008	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$254,692	$434,820	$1,589,963	$1,691,751
Depreciation, amortization and asset impairments	127,582	136,957	498,591	491,421
Restructuring cost	252,566	—	252,566	—
Reorganization cost (benefit)	3,435	4,383	(3,293)	22,872
Share-based compensation expense	109,988	95,254	452,823	377,365
Minority interest	51,284	115,443	348,183	505,437
Change in assets and liabilities/Other, net	247,267	243,823	21,369	(285,598)

Net cash provided by operating activities	1,046,814	1,030,680	3,160,202	2,803,248

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(75,321)	(86,734)	(243,455)	(320,368)
Purchases of businesses and investments, net of cash acquired	(24,099)	(53,642)	(29,487)	(298,110)
Other investing, net	3,838	14,532	27,768	294,484

Net cash used in investing activities	(95,582)	(125,844)	(245,174)	(323,994)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	63,087	77,981	404,710	440,967
Purchases of common shares	(525,128)	(608,844)	(1,855,384)	(2,261,234)
Cash dividends paid	—	—	(378,446)	(333,685)
Other financing, net	(1,362)	6,508	(21,183)	(7,565)

Net cash used in financing activities	(463,403)	(524,355)	(1,850,303)	(2,161,517)
Effect of exchange rate changes on cash and cash equivalents	51,374	(104,144)	(125,823)	(29,373)

NET INCREASE IN CASH AND CASH EQUIVALENTS	539,203	276,337	938,902	288,364

CASH AND CASH EQUIVALENTS, beginning of period	4,002,459	3,326,423	3,602,760	3,314,396

CASH AND CASH EQUIVALENTS, end of period	$4,541,662	$3,602,760	$4,541,662	$3,602,760